Contact:
J. Marc Lewis, Vice President-Investor Relations
305-406-1815
305-406-1886 fax
marc.lewis@mastec.com

For Immediate Release

MasTec Announces First Quarter Results

Earnings from Continuing Operations of $0.06 Per Share on 13% Rise in Revenue

Coral Gables, FL (May 8, 2006) — MasTec, Inc. (NYSE: MTZ) today announced that for the quarter ended March 31, 2006, income from continuing operations was $3.6 million, or $0.06 diluted earnings per share, on revenue of $218.8 million. This compares with a loss from continuing operations of $5.4 million, or $0.11 diluted loss per share, on revenue of $194.0 million in the prior year quarter.

Austin J. Shanfelter, MasTec’s President and Chief Executive Officer, commented, “We see strong demand for MasTec branded services across all of our markets. In fact, we have the best demand environment that we have seen since 2000. There are multiple leading indicators on future increased spending for most of our customer base.”

The Company currently has gross liquidity, defined as bank cash plus credit line availability, of approximately $105 million, compared with $10 million a year ago. MasTec currently has no cash draws on its $150 million bank credit facility, which was recently amended to provide for better terms and pricing based on the Company’s improved financial position.

Mr. Shanfelter continued, “MasTec continues to make substantial operational progress in a number of areas. Revenue is up, liquidity and cash are both up, general and administrative expense trends are positive, receivables collections are up sharply and our overall performance is improving quarter by quarter. We expect that 2006 will be a good year for MasTec and its investors.”

For 2006, MasTec’s guidance forecast remains unchanged. The Company expects revenue to be in the range of $950 to $975 million, a double-digit growth rate. Earnings per share from continuing operations for 2006 are expected to be between $0.70 and $0.80 per share.

Management will hold a conference call to discuss results of operations for the quarter ended March 31, 2006 on Tuesday, May 9, 2006 at 9:30 a.m. Eastern time. The call-in number for the conference call is (913) 981-4913 and the replay number is (719) 457-0820, with a pass code of 2504746. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

Summary financials for the quarters are as follows:

Condensed Unaudited Consolidated Statement of Operations
(In thousands, except per share amounts)
	For the Three Months Ended March 31,
	2006	2005

Revenue	$218,752	$193,976
Costs of revenue, excluding depreciation	191,957	177,077
Depreciation	3,562	4,474
General and administrative expenses, including non-cash
stock compensation expense of $1,181 in 2006 and $24
in 2005	16,594	14,844
Interest expense, net of interest income	3,485	4,832
Other income, net	322	1,874

Income (loss) from continuing operations before	3,476	(5,377)
minority interest
Minority interest	129	(66)

Income (loss) from continuing operations	3,605	(5,443)
Loss from discontinued operations, net of tax benefit	(7,829)	(6,571)

Net loss	$(4,224)	$(12,014)

Basic net income (loss) per share:
Continuing operations	$.06	$(.11)
Discontinued operations	(.13)	(.14)

Total basic net income (loss) per share	$(.07)	$(.25)

Basic weighted average common shares outstanding	59,291	48,696

Diluted net income (loss) per share:
Continuing operations	$.06	$(.11)
Discontinued operations	(.13)	(.14)

Total diluted net income (loss) per share	$(.07)	$(.25)

Diluted weighted average common shares outstanding	61,028	48,696

Condensed Unaudited Balance Sheets
(In thousands)
	March 31, 2006	December 31, 2005
Assets
Total current assets	$350,469	$305,307
Property and equipment, net	46,173	48,027
Goodwill	150,630	127,143
Deferred taxes, net	54,478	51,468
Other assets	47,480	46,070
Long-term assets held for sale	5,793	6,149

Total assets	$655,023	$584,164

Liabilities and Shareholders' Equity
Current liabilities	$154,791	$170,238
Other liabilities	36,515	37,359
Long-term debt	121,082	196,104
Long-term liabilities related to assets held for sale	790	860
Total shareholders' equity	341,845	179,603

Total liabilities and shareholders’ equity	$655,023	$584,164

Condensed Unaudited Statements of Cash Flows
(In thousands)
	For the Three Months Ended March 31,
	2006	2005

Cash flows from operating activities:
Net cash provided by operating activities	$13,992	$2,562
Net cash (used in) provided by investing activities	(22,853)	1,033
Net cash provided by financing activities	78,864	500

Net increase in cash and cash equivalents	70,003	4,095
Net effect of currency translation on cash	(2)	5
Cash and cash equivalents - beginning of period	2,024	19,548

Cash and cash equivalents - end of period	$72,025	$23,648

MasTec <www.mastec.com> is a leading specialty contractor operating throughout the United States and in Canada across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication, utility infrastructure and transportation systems.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and earnings per share may differ from that projected, that we may be impacted by business and economic conditions affecting our customers, the highly competitive nature of our industry, dependence on a limited number of customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, restrictions imposed by our credit facility and senior notes, as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.